Filed Pursuant to Rule 424(b)(2)
File No. 333-180728

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject To Completion, dated May 7, 2012

PRICING SUPPLEMENT No. 203 dated May     , 2012

(To Product Supplement No. 1 dated May 2, 2012,

Prospectus Supplement dated April 13, 2012

and Prospectus dated April 13, 2012)

Wells Fargo & Company Medium-Term Notes, Series K Equity Linked Securities

Growth Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Securities Linked to the S&P 500® Index with Periodic Interest due December , 2017

■   Linked to the S&P 500® Index

■  Unlike ordinary debt securities, the securities do not repay a fixed amount of principal at maturity. Instead, the securities provide for a payment at maturity that may be greater than, equal to or less than the original offering price of the securities, depending on the performance of the Index from its starting level to its ending level. In addition to the final payment of interest, the payment at maturity will reflect the following terms:

■   If the level of the Index increases, you will receive the original offering price plus 150% participation in the upside performance of the Index, subject to a maximum total return at maturity of 55% to 65% (to be determined on the pricing date) of the original offering price

■   If the level of the Index decreases but the decrease is not more than 15%, you will be repaid the original offering price

■  If the level of the Index decreases by more than 15%, you will receive less than the original offering price and have 1-to-1 downside exposure to the decrease in the level of the Index in excess of 15%

■   Investors may lose up to 85% of the original offering price

■   Semi-annual interest payments of 1.00% per annum

■   All payments on the securities are subject to the credit risk of Wells Fargo & Company

■  No payments of dividends

■  No exchange listing; designed to be held to maturity

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” herein on page PRS-9 and “Risk Factors” in the accompanying product supplement.

The securities are unsecured obligations of Wells Fargo & Company and all payments on the securities are subject to the credit risk of Wells Fargo & Company. The securities are not deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency of the United States or any other jurisdiction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)	Proceeds to Wells Fargo
Per Security	$1,000	$25	$975
Total

(1)

In addition to the agent discount, the original offering price specified above includes structuring and development costs. If the securities were priced today, the agent discount and structuring and development costs would total approximately $50.00 per security. The actual agent discount and structuring and development costs will be set forth in the final pricing supplement when the final terms of the securities are determined. In no event will the agent discount and structuring and development costs exceed $65.00 per security. See “Plan of Distribution” in the prospectus supplement for further information, including information regarding how we may hedge our obligations under the securities and offering expenses. Wells Fargo Securities, LLC, a wholly-owned subsidiary of Wells Fargo & Company, is the agent for the distribution of the securities and is acting as principal.

Wells Fargo Securities

Growth Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Securities Linked to the S&P 500® Index with Periodic Interest due December , 2017

Investment Description

The Securities Linked to the S&P 500® Index with Periodic Interest due December     , 2017 are senior unsecured debt securities of Wells Fargo & Company that do not repay a fixed amount of principal at maturity. Instead, the securities provide for a payment at maturity that may be greater than, equal to or less than the original offering price of the securities depending on the performance of the S&P 500® Index (the “Index”) from its starting level to its ending level. The securities provide:

(i)	the possibility of a leveraged return at maturity if the level of the Index increases from its starting level to its ending level, provided that the redemption amount at maturity of the securities will not exceed the maximum total return of 55% to 65% of the original offering price, as determined on the pricing date;

(ii)	repayment of principal if, and only if, the ending level of the Index is not less than the starting level by more than 15%;

(iii)	exposure to decreases in the level of the Index if and to the extent the ending level is less than the starting level by more than 15%; and

(iv)	semi-annual interest payments at an interest rate of 1.00% per annum.

If the ending level is less than the starting level by more than 15%, the redemption amount at maturity will be less, and possibly 85% less, than the original offering price of your securities. All payments on the securities are subject to the credit risk of Wells Fargo.

The Index is an equity index that is intended to provide an indication of the pattern of common stock price movement in the large capitalization segment of the United States equity market.

You should read this pricing supplement together with product supplement no. 1 dated May 2, 2012, the prospectus supplement dated April 13, 2012 and the prospectus dated April 13, 2012 for additional information about the securities. Information included in this pricing supplement supersedes information in the product supplement, prospectus supplement and prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the product supplement.

You may access the product supplement, prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

•	Product Supplement No. 1 dated May 2, 2012 filed with the SEC on May 2, 2012:

http://www.sec.gov/Archives/edgar/data/72971/000119312512204394/d342621d424b2.htm

•	Prospectus Supplement dated April 13, 2012 and Prospectus dated April 13, 2012 filed with the SEC on April 13, 2012:

http://www.sec.gov/Archives/edgar/data/72971/000119312512162780/d256650d424b2.htm

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500®,” and “500®” are trademarks of Standard & Poor’s and have been licensed for use by us. The securities are not sponsored, endorsed, sold or promoted by Standard & Poor’s and Standard & Poor’s makes no representation regarding the advisability of investing in the securities.

PRS-2

Growth Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Securities Linked to the S&P 500® Index with Periodic Interest due December , 2017

Investor Considerations

We have designed the securities for investors who:

¡

seek 150% leveraged exposure to the upside performance of the Index if the ending level is greater than the starting level, subject to the maximum total return at maturity (excluding interest payments) of 55% to 65% (to be determined on the pricing date) of the original offering price;

¡	desire to limit downside exposure to the Index through the 15% buffer;

¡

understand that if the ending level is less than the starting level by more than 15%, the redemption amount they receive at maturity will be less, and possibly 85% less, than the original offering price per security;

¡	seek an investment with an interest rate of 1.00% per annum;

¡	are willing to forgo dividends on securities included in the Index; and

¡	are willing to hold the securities until maturity.

The securities are not designed for, and may not be a suitable investment for, investors who:

¡	seek a liquid investment or are unable or unwilling to hold the securities to maturity;

¡	are unwilling to accept the risk that the ending level of the Index may decrease by more than 15% from the starting level;

¡	seek uncapped exposure to the upside performance of the Index;

¡	seek full return of the original offering price of the securities at stated maturity;

¡	expect the yield on comparable investments to be greater than the combination of the interest and the expected return on the Index provided by the securities;

¡	are unwilling to accept the risk of exposure to the United States equity market;

¡	seek exposure to the Index but are unwilling to accept the risk/return trade-offs inherent in the payment at stated maturity for the securities;

¡	are unwilling to accept the credit risk of Wells Fargo to obtain exposure to the Index generally, or to the exposure to the Index that the securities provide specifically; and

¡	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

PRS-3

Growth Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Securities Linked to the S&P 500® Index with Periodic Interest due December , 2017

Terms of the Securities

Market Measure:	S&P 500 Index

Pricing Date:	, 2012

Issue Date:	June , 2012 (T+5)

Original Offering Price:	$1,000 per security. References in this pricing supplement to a “security” are to a security with a face amount of $1,000.

Interest Payment Dates:	Semi-annually on June 7 and December 7 of each year, commencing December 7, 2012 and ending at maturity.

Interest Rate:	The interest rate payable on the securities is 1.00% per annum. See “Description of Notes—Interest and Principal Payments” and “—Fixed Rate Notes” in the prospectus supplement for a discussion of the manner in which interest on the securities will be calculated, accrued and paid.

The “redemption amount” per security will equal: • if the ending level is greater than the starting level: the lesser of: (i) $1,000 plus:

$1,000	x	ending level – starting level	x participation rate	; and
starting level

Redemption Amount:

(ii)    the capped value;

• if the ending level is less than or equal to the starting level, but greater than or equal to the threshold level: $1,000; or

• if the ending level is less than the threshold level: $1,000 minus:

$1,000	x	threshold level – ending level
starting level

If the ending level is less than the threshold level, the redemption amount at maturity will be less, and possibly 85% less, than the original offering price of your securities.

Stated Maturity Date:	December , 2017, subject to postponement if a market disruption event occurs or is continuing on the calculation day. On the stated maturity date you will receive the redemption amount plus any accrued and unpaid interest.

Starting Level:	, the closing level of the Index on the pricing date.

Ending Level:	The “ending level” will be the closing level of the Index on the calculation day.

PRS-4

Growth Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Securities Linked to the S&P 500® Index with Periodic Interest due December , 2017

Terms of the Securities (Continued)

Capped Value:	The “capped value” will be determined on the pricing date and will be within the range of 155% to 165% of the original offering price per security ($1,550 to $1,650 per security). As a result of the capped value, the maximum total return at maturity of the securities (excluding interest payments) will be 55% to 65% of the original offering price.

Threshold Level:	, which is equal to 85% of the starting level.

Participation Rate:	150%

Calculation Day:	November 30, 2017 or, if such day is not a trading day, the next succeeding trading day. The calculation day is subject to postponement due to the occurrence of a market disruption event.

Calculation Agent:	Wells Fargo Securities, LLC

Material Tax Consequences:

The United States federal income tax consequences of your investment in the securities are uncertain. The discussion below supplements the discussion under “United States Federal Income Tax Considerations” below on page PRS-17 and is subject to the limitations and exceptions set forth therein.

The terms of the securities require you and Wells Fargo (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to characterize and treat a security as a pre-paid coupon-bearing derivative contract with respect to the Index. If the securities are so characterized and treated (and such characterization and treatment is respected by the Internal Revenue Service (the “IRS”)), (i) the stated interest payments on the securities will likely be includible in ordinary income when accrued or received, in accordance with your regular method of tax accounting, and (ii) you should generally recognize capital gain or loss upon the sale, exchange or maturity of your securities in an amount equal to the difference between the amount you receive at such time (other than any amount attributable to an accrued but unpaid interest payment, which will likely be treated as ordinary income) and the price you paid for them. Such gain or loss should generally be long-term capital gain or loss if you held your securities for more than one year. The deductibility of capital losses, however, is subject to limitations.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to characterize and treat your securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the securities, it is possible that your securities could alternatively be treated for tax purposes in a manner described under “United States Federal Income Tax Considerations—Alternative Treatments” on page PRS-18 below.

PRS-5

Growth Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Securities Linked to the S&P 500® Index with Periodic Interest due December , 2017

Terms of the Securities (Continued)

In 2007, the IRS released a notice that may affect the taxation of holders of the securities. According to the notice, the IRS and the Treasury Department are actively considering, among other things, whether holders of instruments such as the securities should be required to accrue ordinary income on a current basis, whether additional gain or loss upon the sale or maturity of such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code of 1986, as amended, should be applied to such instruments. Similarly, the IRS and the Treasury Department have current projects open with regard to the tax treatment of prepaid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the securities (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could, in any case, increase the likelihood that you will be required to accrue income over the term of an instrument such as the securities in excess of the stated interest payments. The outcome of this process is uncertain. You should consult your tax advisor as to the possible alternative treatments in respect of the securities.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of the securities purchased after the bill was enacted to accrue interest income over the term of the securities. It is not possible to predict whether a similar or identical bill will be enacted in the future and whether any such bill would affect the tax treatment of your securities.

You are urged to read the more detailed discussion in “United States Federal Income Tax Considerations” on page PRS-17 below.

Agent:	Wells Fargo Securities, LLC. The agent may resell the securities to other securities dealers at the original offering price of the securities less a concession not in excess of $25 per security. Such securities dealers may include Wells Fargo Advisors, LLC (“WFA”), one of our affiliates. In addition to any sales concession paid to WFA, WFA will receive up to $2.00 of the structuring and development costs discussed in the cover page hereof for each security it sells.

Denominations:	$1,000 and any integral multiple of $1,000.

CUSIP:	94986RJU6

PRS-6

Growth Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Securities Linked to the S&P 500® Index with Periodic Interest due December , 2017

Determining Payment at Stated Maturity

On the stated maturity date, you will receive a final interest payment as provided herein and a cash payment per security (the redemption amount) calculated as follows:

PRS-7

Growth Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Securities Linked to the S&P 500® Index with Periodic Interest due December , 2017

Hypothetical Payout Profile

The following profile of the return at maturity is based on a hypothetical capped value of 160% or $1,600 per security (the midpoint of the specified range for the capped value), a participation rate of 150% and a threshold level equal to 85% of the starting level and excludes interest payments on the securities. This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual ending level, the actual capped value and whether you hold your securities to maturity.

PRS-8

Growth Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Securities Linked to the S&P 500® Index with Periodic Interest due December , 2017

Selected Risk Considerations

Your investment in the securities will involve risks not associated with an investment in conventional debt securities. These risks are explained in more detail in the “Risk Factors” section in the product supplement. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the securities in light of your particular circumstances.

•

If The Ending Level Is Less Than The Threshold Level, The Redemption Amount At Maturity Will Be Less, And Possibly 85% Less, Than The Original Offering Price Of Your Securities. If the ending level is less than the threshold level, the redemption amount that you receive at stated maturity will be reduced by an amount equal to the decline in the level of the Index to the extent it is below the threshold level (expressed as a percentage of the starting level). The threshold level is 85% of the starting level. As a result, the redemption amount at maturity may be less, and possibly 85% less, than the original offering price per security even if the level of the Index is greater than or equal to the starting level or the threshold level at certain times during the term of the securities.

•

Your Return Will Be Limited By The Capped Value And May Be Lower Than The Return On A Direct Investment In The Index. The opportunity to participate in the possible increases in the level of the Index through an investment in the securities will be limited because the redemption amount will not exceed the capped value. Furthermore, the effect of the participation rate will be progressively reduced for all ending levels exceeding the ending level at which the capped value is reached.

•

The Securities Are Subject To The Credit Risk Of Wells Fargo. The securities are our obligations and are not, either directly or indirectly, an obligation of any third party, and any amounts payable under the securities are subject to our creditworthiness. As a result, our actual and perceived creditworthiness and actual or anticipated decreases in our credit ratings may affect the value of the securities and, in the event we were to default on our obligations, you may not receive any amounts owed to you under the terms of the securities.

•

The Agent Discount, Structuring And Development Costs, Offering Expenses And Certain Hedging Costs Are Likely To Adversely Affect The Price At Which You Can Sell Your Securities. Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the securities will likely be lower than the original offering price. The original offering price includes, and any price quoted to you is likely to exclude, the agent discount paid in connection with the initial distribution, structuring and development costs, offering expenses and the projected profit that our hedge counterparty (which may be one of our affiliates) expects to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction. The price at which the agent or any other potential buyer may be willing to buy your securities will also be affected by the participation rate, the capped value and by the market and other conditions discussed in the next risk consideration.

•

The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways. The value of the securities prior to stated maturity will be affected by the level of the Index at that time, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, among others, are expected to affect the value of the securities: Index

PRS-9

Growth Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Securities Linked to the S&P 500® Index with Periodic Interest due December , 2017

Selected Risk Considerations (Continued)

performance; capped value; interest rates; volatility of the Index; time remaining to maturity; dividend yields on the securities included in the Index; events involving the companies included in the Index; and our credit ratings, financial condition and results of operation.

•

The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop. The securities will not be listed or displayed on any securities exchange or any automated quotation system. Although the agent and/or its affiliates may purchase the securities from holders, they are not obligated to do so and are not required to make a market for the securities. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which the agent is willing to buy your securities. If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your securities prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the securities to stated maturity.

•

The Amount You Receive On The Securities At Stated Maturity Will Depend Upon The Performance Of The Index And Therefore The Securities Are Subject To The Following Risks, As Discussed In More Detail In The Product Supplement:

•

Your Return On The Securities Could Be Less Than If You Owned Securities Included In The Index. Your return on the securities will not reflect the return you would realize if you actually owned the securities included in the Index because, among other reasons, the redemption amount will be determined by reference to the ending level of the Index, which will be calculated by reference to the prices of the securities in the Index without taking into consideration the value of dividends paid on those securities.

•	Historical Levels Of The Index Should Not Be Taken As An Indication Of The Future Performance Of The Index During The Term Of The Securities.

•	Changes That Affect The Index May Adversely Affect The Value Of The Securities And The Amount You Will Receive At Stated Maturity.

•	We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Index.

•	We And Our Affiliates Have No Affiliation With Any Index Sponsor And Have Not Independently Verified Its Public Disclosure Of Information.

•	The Calculation Agent Can Postpone The Stated Maturity Date If A Market Disruption Event Occurs.

•

Potential Conflicts Of Interest Could Arise Between You And Us. One of our affiliates will be the calculation agent for purposes of determining, among other things, the starting level and the ending level, calculating the redemption amount, determining whether adjustments should be made to the ending level, and determining whether a market disruption event has occurred. In addition, we or one or more of our affiliates may, at present or in the future, publish research reports on the Index or the companies whose securities are included in the Index. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any of these activities may affect the market price of securities included in the Index and, therefore, the value of the securities. In addition, we or one or more of our affiliates may, at present or in the future, engage in business

PRS-10

Growth Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Securities Linked to the S&P 500® Index with Periodic Interest due December , 2017

Selected Risk Considerations (Continued)

with the companies whose securities are included in the Index. These activities may present a conflict between us and our affiliates and you.

•	Trading And Other Transactions By Us Or Our Affiliates Could Affect The Level Of The Index, Prices Of Securities Included In The Index Or The Value Of The Securities.

•	Significant Aspects Of The Tax Treatment Of The Securities Are Uncertain. See “Terms of the Securities —Material Tax Consequences.”

PRS-11

Growth Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Securities Linked to the S&P 500® Index with Periodic Interest due December , 2017

Hypothetical Returns

The following table illustrates, for a hypothetical capped value of 160% or $1,600 per security (the midpoint of the specified range of the capped value) and a range of hypothetical ending levels of the Index:

•	the hypothetical percentage change from the hypothetical starting level to the hypothetical ending level;

•	the hypothetical redemption amount payable at stated maturity per security;

•	the cumulative interest amount per security;

•	the hypothetical total pre-tax rate of return; and

•	the hypothetical pre-tax annualized rate of return.

Hypothetical ending level	Hypothetical percentage change from the hypothetical starting level to the hypothetical ending level	Hypothetical redemption amount payable at stated maturity per security	Cumulative interest amount	Hypothetical pre-tax total rate of return(1)	Hypothetical pre-tax annualized rate of return(2)
2383.93	70.00%	$1,600.00	$55.00	65.50%	9.72%
2243.70	60.00%	$1,600.00	$55.00	65.50%	9.72%
2103.47	50.00%	$1,600.00	$55.00	65.50%	9.72%
1963.23	40.00%	$1,600.00	$55.00	65.50%	9.72%
1823.00	30.00%	$1,450.00	$55.00	50.50%	7.87%
1682.77	20.00%	$1,300.00	$55.00	35.50%	5.82%
1542.54	10.00%	$1,150.00	$55.00	20.50%	3.56%
1402.31(3)	0.00%	$1,000.00	$55.00	5.50%	1.00%
1332.19	-5.00%	$1,000.00	$55.00	5.50%	1.00%
1191.96	-15.00%	$1,000.00	$55.00	5.50%	1.00%
1177.94	-16.00%	$ 990.00	$55.00	4.50%	0.82%
1051.73	-25.00%	$ 900.00	$55.00	-4.50%	-0.91%
701.16	-50.00%	$ 650.00	$55.00	-29.50%	-6.68%
350.58	-75.00%	$ 400.00	$55.00	-54.50%	-14.97%
0.00	-100.00%	$ 150.00	$55.00	-79.50%	-30.66%

(1)	The hypothetical pre-tax total rate of return is equal to the sum of the hypothetical redemption amount payable at stated maturity and the cumulative interest amount, expressed in terms of a percentage change from the original offering price.
(2)	The annualized rates of return are calculated on a semi-annual bond equivalent basis with compounding.
(3)	The hypothetical starting level. The actual starting level will be determined on the pricing date.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive at stated maturity and the resulting pre-tax rates of return will depend on the actual starting level, ending level and capped value.

PRS-12

Growth Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Securities Linked to the S&P 500® Index with Periodic Interest due December , 2017

Hypothetical Payments at Stated Maturity

Set forth below are four examples of calculations of the redemption amount at stated maturity (rounded to two decimal places), reflecting a hypothetical capped value of 160% or $1,600 per security (the midpoint of the specified range for the capped value) and assuming hypothetical starting levels and ending levels as indicated in the examples.

Example 1. Redemption amount is greater than the original offering price but less than the capped value:

Hypothetical starting level: 1402.31

Hypothetical ending level:  1700.00

Since the hypothetical ending level is greater than the hypothetical starting level, the redemption amount would equal:

$1,000 +	$1,000	x	1700.00 - 1402.31	x 150%	= $	1,318.43
1402.31

In addition to receiving interest on the interest payment dates (including the last interest payment on the stated maturity date), on the stated maturity date you would receive $1,318.43 per security.

Example 2. Redemption amount is equal to the capped value:

Hypothetical starting level: 1402.31

Hypothetical ending level:  2200.00

The redemption amount would be equal to the capped value since the capped value is less than:

$1,000 +	$1,000	x	2200.00 - 1402.31	x 150%	= $	1,853.26
1402.31

In addition to receiving interest on the interest payment dates (including the last interest payment on the stated maturity date), on the stated maturity date you would receive $1,600.00 per security.

In addition to limiting your return on the securities, the capped value limits the positive effect of the participation rate. If the ending level is greater than the starting level, you will participate in the performance of the Index at a rate of 150% up to a certain point. However, the effect of the participation rate will be progressively reduced for ending levels that are greater than 140.00% of the starting level (assuming a capped value of 160% or $1,600 per security, the midpoint of the specified range for the capped value) since your return on the securities (excluding interest payments) for any ending level greater than 140.00% of the starting level will be limited to the capped value.

PRS-13

Growth Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Securities Linked to the S&P 500® Index with Periodic Interest due December , 2017

Hypothetical Payments at Stated Maturity (Continued)

Example 3. Redemption amount is equal to the original offering price:

Hypothetical starting level: 1402.31

Hypothetical ending level: 1250.00

Hypothetical threshold level: 1191.96, which is 85% of the hypothetical starting level

Since the hypothetical ending level is less than the hypothetical starting level, but not by more than 15%, you would not lose any of the original public offering price of your securities.

In addition to receiving interest on the interest payment dates (including the last interest payment on the stated maturity date), on the stated maturity date you would receive $1,000 per security.

Example 4. Redemption amount is less than the original offering price:

Hypothetical starting level: 1402.31

Hypothetical ending level: 950.00

Hypothetical threshold level: 1191.96, which is 85% of the hypothetical starting level

Since the hypothetical ending level is less than the hypothetical starting level by more than 15%, you would lose a portion of the original public offering price of your securities and receive the redemption amount equal to:

$1,000 –	$1,000	x	1191.96 - 950.00	= $	827.46
1402.31

In addition to receiving interest on the interest payment dates (including the last interest payment on the stated maturity date), on the stated maturity date you would receive $827.46 per security.

To the extent that the starting level, ending level and capped value differ from the values assumed above, the results indicated above would be different.

PRS-14

Growth Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Securities Linked to the S&P 500® Index with Periodic Interest due December , 2017

The S&P 500 Index

The S&P 500 Index is an equity index that is intended to provide an indication of the pattern of common stock price movement in the large capitalization segment of the United States equity market. See “The S&P 500 Index” in Annex A to the product supplement for additional information about the S&P 500 Index. Wells Fargo & Company is one of the companies currently included in the S&P 500 Index.

We obtained the closing levels listed below from Bloomberg Financial Markets (“Bloomberg”) without independent verification. You can obtain the level of the S&P 500 Index at any time from Bloomberg under the symbol “SPX” or from the Standard and Poor’s website at www.standardandpoors.com. No information contained on the Standard and Poor’s website is incorporated by reference into this pricing supplement.

The following graph sets forth daily closing levels of the Index for the period from January 1, 2002 to May 2, 2012. The closing level on May 2, 2012 was 1402.31.

PRS-15

Growth Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Securities Linked to the S&P 500® Index with Periodic Interest due December , 2017

The S&P 500 Index (Continued)

The following table sets forth the high and low closing levels, as well as end-of-period closing levels, of the Index for each quarter in the period from January 1, 2002 through March 31, 2012 and for the period from April 1, 2012 to May 2, 2012.

	Hi	Low	Last
2002
First Quarter	1172.51	1080.17	1147.39
Second Quarter	1146.54	973.53	989.81
Third Quarter	989.03	797.70	815.28
Fourth Quarter	938.87	776.76	879.82
2003
First Quarter	931.66	800.73	848.18
Second Quarter	1011.66	858.48	974.50
Third Quarter	1039.58	965.46	995.97
Fourth Quarter	1111.92	1018.22	1111.92
2004
First Quarter	1157.76	1091.33	1126.21
Second Quarter	1150.57	1084.10	1140.84
Third Quarter	1129.30	1063.23	1114.58
Fourth Quarter	1213.55	1094.81	1211.92
2005
First Quarter	1225.31	1163.75	1180.59
Second Quarter	1216.96	1137.50	1191.33
Third Quarter	1245.04	1194.44	1228.81
Fourth Quarter	1272.74	1176.84	1248.29
2006
First Quarter	1307.25	1254.78	1294.83
Second Quarter	1325.76	1223.69	1270.20
Third Quarter	1339.15	1234.49	1335.85
Fourth Quarter	1427.09	1331.32	1418.30
2007
First Quarter	1459.68	1374.12	1420.86
Second Quarter	1539.18	1424.55	1503.35
Third Quarter	1553.08	1406.70	1526.75
Fourth Quarter	1565.15	1407.22	1468.36
2008
First Quarter	1447.16	1273.37	1322.70
Second Quarter	1426.63	1278.38	1280.00
Third Quarter	1305.32	1106.39	1166.36
Fourth Quarter	1161.06	752.44	903.25
2009
First Quarter	934.70	676.53	797.87
Second Quarter	946.21	811.08	919.32
Third Quarter	1071.66	879.13	1057.08
Fourth Quarter	1127.78	1025.21	1115.10
2010
First Quarter	1174.17	1056.74	1169.43
Second Quarter	1217.28	1030.71	1030.71
Third Quarter	1148.67	1022.58	1141.20
Fourth Quarter	1259.78	1137.03	1257.64
2011
First Quarter	1343.01	1256.88	1325.83
Second Quarter	1363.61	1265.42	1320.64
Third Quarter	1353.22	1119.46	1131.42
Fourth Quarter	1285.09	1099.23	1257.60
2012
First Quarter	1416.51	1277.06	1408.47
April 1, 2012 to May 2, 2012	1419.04	1358.59	1402.31

PRS-16

Growth Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Securities Linked to the S&P 500® Index with Periodic Interest due December , 2017

United States Federal Income Tax Considerations

The following is a general description of the material United States federal income tax considerations relating to the securities. It does not purport to be a complete analysis of all tax considerations relating to the securities. Prospective purchasers of the securities should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the United States federal income tax consequences of acquiring, holding and disposing of the securities and receiving payments under the securities. This discussion is based upon the law as in effect on the date of this product supplement and is subject to any change in law that may take effect after such date. The discussion below replaces the discussion under “United States Federal Income Tax Considerations” in the product supplement.

The discussion below applies to you only if you hold your securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities,

•	a trader in securities that elects to use a mark-to-market method of tax accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns securities as part of a straddle or a hedging or conversion transaction for tax purposes,

•	a person that purchases or sells securities as part of a wash sale for tax purposes,

•	a person subject to the alternative minimum tax, or

•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the securities, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the securities should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the securities.

Except as otherwise noted under “—non-United States Holders” below, this discussion is only applicable to you if you are a United States holder. You are a “United States holder” if you are a beneficial owner of a security and you are: (i) a citizen or resident of the United States; (ii) a domestic corporation; (iii) an estate whose income is subject to United States federal income tax regardless of its source; or (iv) a trust, if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

PRS-17

Growth Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Securities Linked to the S&P 500® Index with Periodic Interest due December , 2017

United States Federal Income Tax Considerations (Continued)

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE SECURITIES SHOULD BE TREATED FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE SECURITIES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF HAVING AGREED TO THE REQUIRED TAX TREATMENT OF YOUR SECURITIES DESCRIBED BELOW AND AS TO THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS TO YOUR INVESTMENT IN YOUR SECURITIES.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to characterize and treat a security for all tax purposes as a pre-paid coupon-bearing derivative contract with respect to the Index and the terms of the securities require you and Wells Fargo (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to so characterize and treat the securities. If the securities are so characterized and treated (and such characterization and treatment is respected by the Internal Revenue Service (the “IRS”)), (i) the stated interest payments on the securities will likely be includible in ordinary income when accrued or received, in accordance with your regular method of tax accounting, and (ii) you should generally recognize capital gain or loss upon the sale, exchange or maturity of your securities in an amount equal to the difference between the amount you receive at such time (other than any amount attributable to an accrued but unpaid interest payment, which will likely be treated as ordinary income) and the price you paid for them. Such gain or loss should generally be long-term capital gain or loss if you held your securities for more than one year. The deductibility of capital losses, however, is subject to limitations. Your holding period for your securities should generally begin on the date after the issue date (i.e., the settlement date) and, if you hold your securities until maturity, your holding period should generally include the stated maturity date.

Alternative Treatments. It is possible that the securities could be treated as debt instruments subject to the special tax rules governing contingent payment debt instruments. If the securities were so treated, you would be required to accrue interest income over the term of your securities based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your securities. You would recognize gain or loss upon the sale, exchange or maturity of your securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted tax basis in your securities. In general, your adjusted tax basis in your securities would be equal to the amount you paid for your securities, increased by the amount of interest you previously accrued with respect to your securities and decreased by the amount of any noncontingent payments on the securities (such as the stated interest payments). Any gain you recognize upon the sale, exchange or maturity of your securities would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your securities, and thereafter, would be capital loss.

If the securities were treated as contingent payment debt instruments and you purchased your securities in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of the securities, such discount or excess would not be subject to the generally applicable market discount or amortizable bond premium rules but rather would be subject to special rules set forth in Treasury Regulations governing contingent payment debt instruments. The adjusted issue price of the securities would equal the securities’ original issue price plus any interest deemed to be accrued on the securities (under the rules governing contingent payment obligations) as of the time you purchase the securities and decreased by the amount of any

PRS-18

Growth Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Securities Linked to the S&P 500® Index with Periodic Interest due December , 2017

United States Federal Income Tax Considerations (Continued)

noncontingent payments on the securities (such as the stated interest payments). Accordingly, if you purchase your securities in the secondary market, you should consult your tax advisor as to the possible application of such rules to you.

Furthermore, your securities could also be treated as a unit consisting of a derivative contract (the “Contract”) and an interest-bearing cash deposit equal to the value of the principal amount of the securities (the “Cash Deposit”). Under this characterization, if you are an initial purchaser of the securities, your securities would likely be treated for U.S. federal income tax purposes in the same manner as a pre-paid coupon-bearing derivative contract as described above. If, however, you are a secondary purchaser of the securities, you would likely be required to allocate your purchase price for the securities between the Contract and the Cash Deposit based on the respective fair market value of each on the date of purchase. If the portion of your purchase price allocated to the Cash Deposit were in excess of the principal amount of your securities, you might be subject to the amortizable bond premium rules. Alternatively, if the portion of your purchase price allocated to the Cash Deposit were less than the principal amount of your securities, you might be subject to the market discount rules. Accordingly, if you purchase your securities in the secondary market, you should consult your tax advisor as to the possible application of such rules to you.

It is also possible that the stated interest payments on your securities could be treated all or in part as contract fees in respect of a derivative contract. The United States federal income tax treatment of such contract fees is uncertain. Additionally, it is possible that the interest payments could be treated as a return of principal that would reduce your basis in the securities.

Because of the absence of authority regarding the appropriate tax characterization of your securities, it is possible that the IRS could seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above. For example, the IRS could possibly assert that: (i) you should be treated as owning the Index components in which case you would recognize gain or loss (subject to the application of the wash sale rules) with respect to a component of the Index when the amount of such component is reduced; (ii) you should be required to recognize taxable gain upon a deemed taxable exchange of the securities (including a rebalancing of the components of the Index); (iii) your securities should be treated as a notional principal contract for tax purposes; (iv) any gain or loss that you recognize upon the sale, exchange or maturity of the securities should be treated as ordinary gain or loss; or (v) you should be required to accrue interest income over the term of your securities in excess of the stated interest payments. You should consult your tax advisor as to the tax consequences of such characterizations and any possible alternative characterizations of your securities for United States federal income tax purposes.

The IRS released a notice in 2007 that may affect the taxation of holders of the securities. According to the notice, the IRS and the Treasury Department are actively considering, among other things, whether holders of instruments such as the securities should be required to accrue ordinary income on a current basis, whether additional gain or loss upon the sale, exchange or maturity of such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Similarly, the IRS and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of

PRS-19

Growth Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Securities Linked to the S&P 500® Index with Periodic Interest due December , 2017

United States Federal Income Tax Considerations (Continued)

instruments such as the securities (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the securities in excess of the stated interest payments. The outcome of this process is uncertain.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of the securities purchased after the bill was enacted to accrue interest income over the term of the securities. It is not possible to predict whether a similar or identical bill will be enacted in the future and whether any such bill would affect the tax treatment of your securities.

Medicare Tax. For taxable years beginning after December 31, 2012, if you are an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, you will be subject to a 3.8% tax (the “Medicare Tax”) on the lesser of (1) your “net investment income” for the relevant taxable year and (2) the excess of your modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). Your net investment income will generally include your net gains from the disposition of securities and may include the stated interest payments, unless such net gains and payments of stated interest are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a United States holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your net investment income in respect of your investment in the securities.

Treasury Regulations Requiring Disclosure of Reportable Transactions. Treasury regulations require United States taxpayers to report certain transactions (“Reportable Transactions”) on IRS Form 8886. An investment in the securities or a sale, exchange or maturity of the securities should generally not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the securities or a sale, exchange or maturity of the securities to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of securities.

Backup Withholding and Information Reporting. In general, if you are a non-corporate United States holder, Wells Fargo and other payors may be required to report to the IRS any payments made to you on your securities. In addition, Wells Fargo and other payors may be required to report to the IRS any payment of proceeds of the sale or exchange of your securities before maturity within the United States (as well as the proceeds of certain sales outside the United States). Additionally, backup withholding may apply to any payments made to you on your securities if you fail to provide an accurate taxpayer identification number or you are notified by the IRS that you have failed to report all interest and dividends required to be shown on your United States federal income tax returns.

Non-United States Holders. The following section addresses the tax treatment of a non-United States holder of securities. You are a non-United States holder if you are a beneficial owner of a security and you are, for United States federal income tax purposes: (i) a nonresident alien individual; (ii) a foreign corporation; or (iii) an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a security.

PRS-20

Growth Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Securities Linked to the S&P 500® Index with Periodic Interest due December , 2017

United States Federal Income Tax Considerations (Continued)

Because significant aspects of the tax treatment of the securities are uncertain, we intend to withhold at a rate of 30% on any stated interest payments on the securities made to a non-United States holder, or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision. Payments will be made to you at a reduced treaty rate of withholding only if such reduced treaty rate would apply to any possible characterization of the payments (including, for example, if the payments were characterized as contract fees). In order to claim an exemption from or a reduction of the 30% withholding tax, a non-United States holder of a security must comply with certification requirements to establish that it is not a United States holder and is eligible for a reduction of or an exemption from withholding under an applicable tax treaty. If you are a non-United States holder, you are urged to consult your own tax advisor regarding the tax treatment of the securities, including the possibility of obtaining a refund of any withholding tax and the certification requirements described above.

If your securities are characterized and treated for all tax purposes as a pre-paid coupon-bearing derivative contract with respect to the Index, as discussed above, you generally should not be subject to United States federal income tax on capital gain realized on the sale, exchange or maturity of the securities, unless:

•	you are an individual present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, or

•	the gain is effectively connected with your conduct of a trade or business in the United States (or, if certain tax treaties apply, is attributable to a permanent establishment in the United States).

If the first exception applies to you, you generally will be subject to United States federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which capital gains allocable to United States sources (including gains from the sale, exchange or maturity of the securities) exceed capital losses allocable to United States sources. If the second exception applies to you, you will not be subject to the 30% tax discussed in the previous sentence (assuming you provide certification on IRS Form W-8ECI), but you generally will be subject to United States federal income tax with respect of such gain in the same manner as United States holders, as described above, unless an applicable income tax treaty provides otherwise. Additionally, corporations could be subject to a branch profits tax with respect to such gain at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

In addition, regulations proposed by the IRS and the Treasury Department under Section 871 of the Code could ultimately require all or a portion of the maturity payments with respect to your securities or of amounts you receive upon the sale or exchange of your securities after December 31, 2012 to be treated as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which may be satisfied by withholding. This withholding requirement could apply to all or a portion of the stated interest payments on your securities, even if a reduced rate of withholding were to otherwise apply under an “other income” or similar provision in an applicable income tax treaty. If we or other payors impose such a withholding tax (or any other withholding tax), we will not be required to pay any additional amounts with respect to amounts so withheld, and we will not be required to take any action in order to enable you to avoid the imposition of such a tax. You should consult your tax advisor concerning the potential application of these regulations to payments you receive on the securities when these regulations are finalized.

As discussed above, alternative characterizations of the securities for United States federal income tax purposes are possible. Should an alternative characterization of the securities, by reason of a change or

PRS-21

Growth Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Securities Linked to the S&P 500® Index with Periodic Interest due December , 2017

United States Federal Income Tax Considerations (Continued)

clarification of the law, by regulation or otherwise, cause payments with respect to the securities to become subject to withholding tax, we will withhold tax at the applicable statutory rate. If the securities are recharacterized as debt, this withholding may be avoided if you qualify for the portfolio interest exemption and provide appropriate documentation.

You may be subject to otherwise applicable information reporting and backup withholding requirements with respect to payments on your securities unless you comply with certain certification and identification requirements as to your foreign status. In addition, we and other payors may be required to report interest payments on your securities on IRS Form 1042-S even if the payments are not otherwise subject to the information reporting requirements described above.

Prospective non-United States holders are urged to consult their tax advisors with respect to the tax consequences to them of an investment in the securities, including any possible alternative characterizations and treatments of the securities.

PRS-22